Exhibit 99.1

AMERI100 Announces results of 2018 annual meeting of stockholders

ATLANTA, GA., August 17, 2018 -- AMERI Holdings, Inc. (NASDAQ: AMRH) (“Ameri100” or the “Company”), a specialized SAP® cloud, digital and enterprise services company, announced that stockholders voted in favor of all proposals at the Company’s Annual Meeting of Stockholders (“Annual Meeting”) yesterday, August 16, 2018, including:

1.	The re-election of three directors to one-year terms: Srinidhi “Dev” Devanur, David Luci and Dimitrios J. Angelis. Mr. Luci was also appointed as Chairman of the Board.
2.	The election of Robert Shawah and James Shad to the Company’s Board of Directors to fill the vacancies created by the departures of Venkatraman (“Bala”) Balakrishnan, Robert Pearse and former chairman Jeffrey Eberwein following the completion of their respective terms.

The Company also announced that stockholders approved an amendment and restatement of the terms of the Certificate of Designation of Rights and Preferences of the Company’s existing 9.00% Series A Cumulative Preferred Stock (the “Preferred Stock”) and approved the issuance of warrants to purchase 5,000,000 shares of common stock by the Company to the current Preferred Stock holders.

“We are pleased to welcome Robert and James to Ameri100’s Board of Directors,” said David Luci, Chairman of the Ameri100 Board of Directors. “Each of them brings a wealth of business management and operational experience across a broad spectrum of emerging growth companies that will be great assets to Ameri100, particularly as we turn our attention again to delivering growth through mergers and acquisitions in what is a very fragmented SAP business services market. I would also like to thank Jeff, Bala and Bob for their leadership, counsel and contributions during Ameri100’s formative stage of development.

“We would also like to thank Jeff Eberwein, our former chairman, for working with us to strengthen our balance sheet and cash flow. The approved amended Preferred Stock terms are expected to result in approximately $1.5 million in cash savings going forward,” added Mr. Luci.

The results of these and the other proposals will be contained in the Form 8-K to be filed today with the Securities & Exchange Commission. A copy of the Form 8-K will be made available in the investor relations section of the Company’s website, www.ameri100, under “SEC Filings”.

James Shad

Mr. Shad is a seasoned executive with 39 years of extensive experience in business management and consulting in a diverse set of industries spanning consumer products, health care, consumer electronics, major appliances and housing. Mr. Shad began his career as a territory salesman with Procter and Gamble in 1979, rising to the head of North American Market Strategy in 2000. He was appointed Global Chief Customer Officer for Novartis' Consumer Health Division in 2003; he joined LG USA first as Global Chief Go-to-Market Officer in 2008 and was appointed President and CEO in 2009. Mr. Shad later became Viking’s Chief Revenue Officer, prior to the sale of the company in 2012, and in 2013 he became President of C3 Design, a small start-up in the housing sector. He is currently Principal of Renaissance Growth Consultants.

Robert Shawah

Mr. Shawah brings to the Board of Directors of Ameri100 over 20 years of experience in business management and a strong background in accounting and financial reporting. Currently, and from 2005 to 2013, Mr. Shawah serves as a Partner & Vice President of Baldwin Pearson & Co., Inc., a commercial real estate company, focusing on structuring transactions in the commercial and industrial real estate market in Fairfield County, Connecticut, as well as financial reporting responsibilities for the company. From March 2014 to April 2017, Mr. Shawah served as the Chief Accounting Officer and Treasurer of Dipexium Pharmaceuticals, Inc., a NASDAQ listed biopharmaceutical company. From 1997 to 2005, he served as Sales and Financial Engineer for CC1 Inc., a private New Hampshire firm that designed and manufactured camera-based technical equipment for the printing industry. Prior to 1997, Mr. Shawah held financial management positions at Victorinox/Swiss Army Brands and Grace Cocoa, a division of W.R. Grace. Mr. Shawah is a certified public accountant in the Commonwealth of Pennsylvania (inactive) and spent the first five years of his career in the audit division of Arthur Andersen LLP. Mr. Shawah received his Bachelor’s Degree in Business Administration from Bucknell University.

About Ameri100

Ameri100 is a specialized SAP® cloud, digital and enterprise services company which provides SAP® services to customers worldwide. Headquartered in Suwanee, Georgia, Ameri100 has offices in the U.S. and Canada. The Company also has global delivery centers in India. With its bespoke engagement model, the Company delivers transformational value to its clients across industry verticals. For further information, visit www.ameri100.com.

Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and expected future events or future performance of Ameri100 and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Ameri100's financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs and other information concerning our business and the markets in which we operate. The future performance of Ameri100 may be adversely affected by the following risks and uncertainties: the level of market demand for our services, the highly-competitive market for the types of services that we offer, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, currency fluctuations and market conditions around the world, and other risks not specifically mentioned herein but those that are common to industry. For a more detailed discussion of these factors and risks, investors should review Ameri100's reports on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”), which can be accessed through the SEC's website. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Ameri100 undertakes no duty to update this information to reflect future events, information or circumstances.

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Corporate Contact:

Viraj Patel, Chief Financial Officer

IR@ameri100.com

Investor Relations Contact:

Jody Burfening or Sanjay M. Hurry

LHA Investor Relations

(212) 838-3777

IR@ameri100.com

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